Exhibit 99.2

CORPORATE PARTICIPANTS

Andrew Leonpacher, Vice President, Finance, Corporate Development, Investor Relations

Joe Bob Edwards, President, Chief Executive Officer

Jon Byers, Chief Financial Officer

CONFERENCE CALL PARTICIPANTS

Arun Jayaram, JP Morgan

Lloyd Byrne, Jefferies

Derek Podhaizer, Piper Sandler

Phillip Jungwirth, BMO Capital Markets

David Smith, Pickering Energy Partners

PRESENTATION

Operator

Good morning. Welcome to Flowco Holdings Incorporated’s Fourth Quarter and Full Year Fiscal 2024 Results Conference Call. Today's call is being recorded and we have allocated one hour for prepared remarks and Q&A.

At this time, I'd like to turn the conference over to Andrew Leonpacher, Vice President, Finance, Corporate Development and Investor Relations at Flowco. Thank you, sir, you may begin.

Andrew Leonpacher

Good morning, everyone, and thanks for joining us for Flowco’s fourth quarter and full year results.

Before we begin, we would like to remind you that this conference call may include forward-looking statements. These statements, which are subject to various risks, uncertainties and assumptions, could cause our actual results to differ materially from these statements. These risks, uncertainties and assumptions are detailed in this morning's press release as well as our filings with the SEC, which can be found on our website at ir.flowco-inc.com. We undertake no obligation to revise or update any forward-looking statements or information except as required by law.

During our call today, we will also reference certain non-GAAP financial information. We use non-GAAP measures as we believe they more accurately represent the true operational performance and underlying results of our business. The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. Reconciliations of GAAP to non-GAAP measures can be found in this morning's press release and in our SEC filings.

Joining me on the call today is our President and Chief Executive Officer, Joe Bob Edwards, and our Chief Financial Officer, Jon Byers. Following our prepared remarks, we'll open the call for your questions.

With that I'll turn the call over to Joe Bob.

Joe Bob Edwards

Thank you, Andrew, and good morning everyone. It is my pleasure and an honor to welcome you to our first investor call as a publicly traded company. For the benefit of the group and in particular all of the investors on the phone with whom we have not met, I’d like to begin the call with a little bit of Flowco history and an overview of our operations and position in the energy market.

Flowco was formed in June of 2024 via the merger of three private companies: Estis Compression, Flogistix and Flowco Production Solutions. Each of these three companies was formed over 10 years ago and has built market-leading positions in the production optimization sector of the domestic oilfield service market. Each company has also demonstrated a culture of innovation, a customer-focused approach to problem solving and an emphasis on investing in strategies that produce consistent high rates of return on investment. This common culture and a shared vision for the future led to the merger and, importantly, have guided our integration efforts.

By far the easiest part of our integration was choosing a name for the combined Company. The name Flowco not only is the name of one of our notable brands but it also perfectly describes what we do every day; we help our customers flow their Oil and Gas wells more efficiently and economically. Flowco participates in the production phase of the industry, which is much more stable than either the drilling phase or the fracking phase of the Oilfield service industry. Our revenues are derived from Oil and Gas company, non-discretionary OpEx rather than their CapEx. More broadly, our results can be traced to the absolute levels of oil and gas production in the United States as well as the number of actively producing Oil and Gas wells themselves, rather than the number of active drilling rigs or frack spreads.

We sit at the critical path of operations for our energy company partners, and quite simply, if our equipment is not working properly, our clients’ wells do not produce to their optimum level. We are proud to offer a range of solutions that works for the entire lifespan of the well, which in most cases is more than 20 years.

Our Company is organized and managed through two operating divisions: Production Solutions and Natural Gas Technologies. Production Solutions includes our artificial lift products, which help Oil and Gas operators produce their wells after drilling and fracking operations are completed. Our products include a mixture of surface equipment and down-hole products which are designed and installed based on specific well production data. We enjoy market-leading positions in high pressure gas lift, or HPGL, conventional gas lift and plunger lift applications, and we count among our customers some of the largest and most well capitalized oil and gas companies in the world.

Next, our Natural Gas Technologies division provides our market-leading vapor recovery solutions deployed at surface production locations for the entire life of the field. Our proprietary equipment and patented technologies provide operators with a safe and highly profitable method of capturing methane vapors that would otherwise be flared or vented to the atmosphere. These vapor recovery solutions provide some of the most impactful environmental benefits to operators while also providing high value economic returns, especially in today’s current natural gas price environment. We help our Oil company clients capture and sell hydrocarbon molecules that would otherwise be seen as a waste product.

Our GAAP financials reflect a healthy mix of equipment rentals and product sales. At a high level, our equipment rentals are comprised of short-term and long-term rental contracts on over 4,300 active systems across our fleet and include systems that provide high pressure gas lift, conventional gas lift and vapor recovery applications. Our equipment sales are comprised of down-hole equipment associated with conventional gas lift and plunger lift applications, and to a lesser extent the sale of certain types of surface equipment packages.

We service our diverse customer base with a dedicated workforce of approximately 1,270 employees through a network of field service locations located in every major U.S. shale basin. We also have a vertically integrated supply chain based in the United States which provides a competitive advantage while providing flexibility and stability in periods of geopolitical uncertainty.

In 2024, we increased pro forma revenue 10% versus 2023, while U.S. oil production increased 2% to 3%. This growth was achieved almost exclusively on an organic basis by investing growth capital to fund expanded offerings primarily in high pressure gas lift and vapor recovery, our two fastest growing business lines. Based on identified customer demand, U.S. production outlook and current industry activity, we expect 2025 to be another year of profitable growth with a similar level of growth capital deployment compared to last year. More on this from our Chief Financial Officer, Jon Byers later in our presentation.

Finally, as we optimize and grow our business following the IPO, we will continue to market across our various solutions to our 300-plus customers and look for ways to cross-collaborate. Our singular focus on production optimization and an emphasis on continuous technological innovation across our product lines sets us apart from our competition and should lead to increased market share gains over time.

With that, I’ll turn the call over to Jon Byers, our CFO, who will take you through our 2024 results. Following his remarks, I will make a few closing comments and then open the lines for Q&A.

Jon?

Jon Byers

Thanks Joe Bob.

Before reviewing some of the key financial metrics and results for the fourth quarter and for 2024, I’d like to provide a few reminders on our historical financial information, given the combination of Flowco, Flogistix and Estis in June 2024. For clarity, note that any financial information presented prior to the June 20, 2024, business combination reflects only the historical performance for Estis. Financial information in the third and fourth quarters reflects the financials for the consolidated entities. For those looking for pro forma financials for the first nine months of 2024, I would refer you to the pro forma financials on Page 25 of our January 16 prospectus. Finally, note that our 2024 financials are presented for our operating subsidiary, which was a privately held pass-through entity for the entirety of 2024 and therefore incurred no federal income tax.

Turning now to our financials, in the fourth quarter we reported adjusted net income of $28.8 million on revenues of $186 million. Revenue was down approximately 1.8% quarter-over-quarter as expected, for reasons I will discuss in a moment. Fourth quarter performance was in line with our expectations and was a result of the strong execution of our Production Solutions and Natural Gas Technologies business segments, where we saw growth in both Adjusted segment EBITDA and Adjusted segment EBITDA margins.

Fourth quarter Production Solutions revenue was $113.3 million with Adjusted segment EBITDA of $49.9 million, an increase of 1.5% and 5.2% respectively from the third quarter. Adjusted segment EBITDA margins increased roughly 150 basis points quarter-over-quarter.

The increase in all metrics in the segment were the result of higher operating leverage combined with a slight shift in revenue mix change towards our Surface Equipment business unit from Down-hole Solutions.

Fourth quarter natural gas technologies revenue decreased 6.5% to $72.7 million in comparison with the third quarter. The decrease in revenue was expected and was primarily attributable to the completion of a large customer project within the Natural Gas Systems business unit in the first half of the quarter.

Utilization of our vertically integrated manufacturing for third party sales is returning to normal levels after several above average years. While revenues decreased, Adjusted EBITDA grew 4.5% to $27.8 million over the same period for the segment, with Adjusted EBITDA margins up 400 basis points due to strong performance of vapor recovery, which offset the impact of the decline in revenues from Natural Gas Systems.

Overall, consolidated fourth quarter Adjusted EBITDA was $73.8 million, which was roughly flat compared to the third quarter with Adjusted EBITDA margins increasing by roughly 50 basis points. Notably, absent the $3.9 million of costs associated with standing up our public company infrastructure, Adjusted EBITDA would have seen growth on a quarter-over-quarter basis, highlighting the strong underlying performance of our business segments.

On capital investments, the majority of our fourth quarter investment of $35.4 million was directed towards growing our surface equipment and vapor recovery rental fleet, given the attractive payback periods and returns on capital employed. While we plan to provide an annual adjusted return on capital employed metric going forward, today we will share our fourth quarter annualized adjusted ROCE, which was approximately 20%. When calculating adjusted ROCE, we make adjustments for amortization and intangibles associated with the merger transaction, given our merged entities were combined and not acquired. We define adjusted ROCE as operating income plus amortization divided by total assets minus goodwill and intangible assets, and minus current liabilities.

As Joe Bob mentioned, we anticipate a similar level of capital investment in 2025 as in 2024, mostly dedicated to our rental fleet as we are achieving incremental returns in excess of 20%. These significant capital investments in our rental fleet will lead to a progressive increase in profitability into the second half of the year.

Shifting to a few notes on corporate costs and reporting going forward, as I mentioned previously, we had $3.9 million of costs associated with the establishment of our public company infrastructure in the fourth quarter. This is primarily professional services and headcount additions related to our IPO, which we will continue to build out in 2025. Also following the completion of our IPO, we have become a federal and state income taxpayer and anticipate a blended tax rate in the low to mid 20% range. Both the corporate costs and the increase in taxes will impact comparability in subsequent quarters.

Turning to our balance sheet and liquidity, we’re very pleased with our strong financial position following our successful IPO in January. Importantly, we utilized most of the primary proceeds from the offering to pay down borrowings on our revolving credit facility. As of March 14, 2025, borrowings on the revolving credit facility were $195.7 million with a borrowing base of $723.5 million. We had availability under the revolving credit facility of $527.7 million.

We’re working to integrate the businesses post merger and expect a near term increase in working capital in the first half of 2025. As we’ve stated before, we’ll be thoughtful and maintain tight capital discipline when considering any future investments. On the capital allocation front, as noted in our press release, we are considering the initiation of a small, sustainable dividend to return capital to shareholders over time.

In summary, the business delivered solid performance in 2024, ending the year with the fourth quarter in line with our expectations. As Joe Bob mentioned, we saw 10% pro forma revenue growth in 2024 versus 2023. Reviewing the EIA production data, this compares to only 2% to 3% growth in U.S. oil production over the same period, illustrating our thesis that our business can grow in a relatively flat production environment.

As we continue to collaborate with our customers, we’re seeing new opportunities to grow our partnerships and business every day. On high pressure gas lift, we are seeing increased orders with multi-year contract terms as customers further prove out and realize the significant benefits of our technology within their operations. In vapor recovery, we are uncovering new opportunities as more midstream customers are recognizing the value in capturing and selling methane emissions from their operations. As a result, our expectations for 2025, as we laid out during the IPO, are unchanged as we continue to execute against our strategy.

Back to you, Joe Bob.

Joe Bob Edwards

Thanks Jon.

As we’ve highlighted this morning, we accomplished a tremendous amount in 2024 and, absent any significant, unforeseen changes in the market, 2025 is setting up to be another strong year for Flowco. Turning now to guidance, for the first quarter of 2025, we expect Adjusted EBITDA of $74 million to $78 million.

Before I open up the call to Q&A, I want to acknowledge and thank a number of people that have been instrumental in our success and vital throughout the IPO process, our advisors, the lawyers, bankers, consultants and other people that worked so incredibly hard to help us prepare the process and guided us through investor meetings and pricing. Thank you for your impressive work in helping us execute our very successful IPO. To our private equity sponsors at GEC, White Deer and Genesis Park, your unwavering support over the years is much appreciated. We look forward to many successful years of partnership in the next phase of Flowco’s journey.

To our customers, thank you for supporting each of our industry-leading brands through our merger last year and your ongoing support as a combined Company operating under the Flowco banner. And importantly to my Flowco employee family, including the large number of Flowco employee owners, thank you for your friendship, thank you for your trust, and thank you for your partnership. Together, let’s continue to innovate and build upon Flowco’s position as a pure play provider of production optimization solutions to the Oil and Gas industry. We accomplished a tremendous amount together in the last 12 months, but there is a lot of work still to be done.

Lastly to our new investors, who made our IPO a reality, thank you for the confidence you have placed in our Management Team and the trust you have bestowed upon us to manage your investment in Flowco. We will work tirelessly to earn that trust every day and vow to never take that support for granted. We look forward to working with you along with our covering analysts, and I look forward to seeing many of you tonight and tomorrow at the Piper Sandler conference in Las Vegas.

With that, I’ll turn it back over to the Operator for Q&A.

Operator

Thank you. We’ll now be conducting a question-and-answer session. If you’d like to ask a question at this time, you may press star, one from your telephone keypad, and a confirmation tone will indicate your lines is in the question queue. You may press star, two if you’d like to withdraw your question from the queue. For participants using speaker equipment, it may be necessary to pick up the handset before pressing the star key. One moment please while we poll for the first question. Thank you.

Thank you, and our first question comes from the line of Arun Jayaram with JP Morgan. Please proceed with your questions.

Arun Jayaram

Good morning gentlemen. My first question…

Joe Bob Edwards

Morning Arun, how are you doing?

Arun Jayaram

I’m doing well, doing well. Good to see your report this morning.

Just general questions we’ve been getting from the buy side on Flowco is quite a bit has changed since the IPO in terms of the macro environment with some tariffs, as well as the potential resolution of the Ukraine-Russia conflict. I guess our broader question, we heard the commentary on 1Q guidance essentially in line, at least with our forecast, and Jon mentioned that your overall expectations are largely unchanged from the IPO commentary; but I did want to see if we could dig into 2025 as a whole just in the context as we have seen some softer forecasts from your OFS peers and just general commodity price uncertainty for upstream operators.

Joe Bob Edwards

Yes, happy to elaborate, Arun. Look, a lot has changed since we went public roughly, what six weeks ago or so, but at the same time a lot is the same. Our story is the same, we are levered to production volumes, not the vagaries and volatility associated with drilling and completion expenditures. Commodity prices certainly matter, geopolitical events certainly matter, but what I am optimistic about is the durability of the U.S. Shale business.

We’ve gone from 5 million, 6 million barrels a day 10 years ago to where we are today leading the world, and with the consolidation that’s taken place among our customer base, the outlook seems much less volatile. I think the customers that are prosecuting the shale developments today are taking a manufacturing approach, they’re taking a multi-year view, and so I am encouraged by where we sit within the industry today.

Certainly things like tariffs being put on and off inside of a matter of days make it really hard to operate, but I would highlight actually our domestic supply chain as a defensive mechanism against volatility in the tariff regimes, and also the fact that we don’t rely on far-flung supply chains for critical materials. Everything is sourced here domestically. We maintain our own ability to ramp up and ramp down our growth capital expenditures because we control our destiny through our manufacturing facilities.

Look, in a world that has undoubtedly become a little less stable, I like where we sit.

Arun Jayaram

Great, thanks for that.

My follow-up is just on margins. You guys had strong margin performance, call it 150 basis points of margin expansion in Production Solutions sequentially and over 400 in Natural Gas Technologies. Could you give us a sense of how you think about margin progression over the balance of 2025?

Joe Bob Edwards

Yes, look, the margin progression is really a function of, I’d say two things, obviously mix and pricing, and the mix shift in our top revenue, Arun, is trending more toward rental, less towards sales. Product sales come at a lower margin than equipment rental, so I think you’ll see margins continue to bleed higher, and that’s just as a result of our growth capital investment in our surface equipment fleet across high pressure gas lift and vapor recovery systems.

Arun Jayaram

Great. Thanks a lot, gentlemen.

Joe Bob Edwards

Thank you.

Operator

Our next question is from the line of Lloyd Byrne with Jefferies. Please proceed with your questions.

Lloyd Byrne

Hey, good morning Joe Bob, Jon and team.

Joe Bob Edwards

Morning.

Lloyd Byrne

I was wondering if you guys could just comment on administration policy and how that impacts the VRU. Is there anything in the IRA or waste emissions that would change the nat gas trajectory going forward, or the VRU?

Joe Bob Edwards

Yes, Lloyd, good to hear from you. Thanks for the question. It’s something obviously we track closely. Let me remind everyone what we do and why it matters, and why we’re not particularly concerned about the volatility that this new administration is introducing to this sector.

Our Vapor Recovery Systems are deployed by Oil companies to capture highly profitable molecules that were previously seen as waste product, okay? The presence of natural gas handling capability at the wellhead, as well as natural gas takeaway capacity out of in particular the Permian has led to this type of product, our vapor recovery system at these large pads that are being brought on. These are standard equipment nowadays. The equipment deployment is highly profitable virtually at any gas price, but at today’s gas price in particular, gas with a four-handle on it actually feels a lot better than down in the twos, where we were a year ago.

The Inflation Reduction Act enacted by the Biden administration did have a waste emissions charge in it which was scheduled to come into play in 2025. We saw that—we continue to see that, should it actually survive, as a tailwind on top of the economic benefits that our Vapor Recovery Systems provide, because with waste emissions charges comes effectively taxation on operators, and so that would just increase demand for products that would eliminate fugitive methane emissions like Vapor Recovery Systems To the extent that those get rolled back, that does not impact at all the financial viability of our product. In many ways, it makes what we do a little less murky because we then have a level playing field without any sort of government intervention.

We’re going to continue to keep our head down and offer the industry’s leading solution in that area, and our customers hopefully will continue to support us in deploying more units over time.

Lloyd Byrne

That’s great, thanks.

Let me follow up too with—I think maybe it as Jon who mentioned that VRU is finding incremental customers in the midstream. Can you just talk about the potential there, or the potential to take it to other pieces of the oil infrastructure as well?

Joe Bob Edwards

Yes, so historically our business has been built on the back of upstream operators utilizing this technique to capture vapors at central gathering facilities, okay, so very much a system—a business model that was built in and around upstream facilities operations, okay? Obviously as you move further down the natural gas delivery system, you have various points of potential methane leakage all along pipeline systems, compressor stations, even all the way down to where gas is either being consumed or liquefied for export.

We’re looking at that entire value chain today as additional end market demand centers, in particular the midstream space, largely the pipeline operators that have lots of concentration of emissions around certain points in the delivery system as a next leg of growth for Flowco. We think that some of the largest operators in the U.S., pipeline operators in the U.S. will see value in this sort of technology deployment, and we’re talking with all of them, so I hope to see some positive news on that sometime during 2025.

Lloyd Byrne

That’s great. Thank you team.

Operator

Thank you. As a reminder, to ask a question at this time, you may press star, one from your telephone keypad.

The next question is from the line of Derek Podhaizer with Piper Sandler. Please proceed with your questions.

Derek Podhaizer

Hey, good morning guys, and welcome to the public markets and the call. Congratulations.

Joe Bob Edwards

Thank you Derek.

Derek Podhaizer

Just wanted to dig into, maybe by your customer base with HPGL, so obviously you talked about it a little bit, Joe Bob, but we’ve seen that wave of ENP consolidation. Maybe could you talk to how that impacts Flowco and the adoption of HPGL, and then maybe how we should think about incremental or new customer adds for 2025, so just some thoughts around your customer base for HPGL specifically.

Joe Bob Edwards

Yes, so let me start at a high level, Derek, and remind everyone what we’re talking about and what we’re looking at. Rystad, which is, I think, one of the better research groups out there, sizes the North American—or excuse me, the U.S. onshore artificial lift market at roughly $6 billion to $7 billion, okay, and only half of that market is serviced by Flowco, so that’s high pressure gas lift, gas lift, traditional gas lift and plunger lift. The other half is serviced by ESP and rod lift, okay? We happen to be in and among the faster growing sectors of artificial lifts and we’re really happy to be market leaders in each of the forms of lifts that we actually offer our customer base.

Our high-pressure gas lift offering in particular is our fastest growing offering. We were pioneers in developing this technique alongside a couple of Oil company clients, and we enjoy a market leading position and a customer base of everyone that you would know. What we have done to build that business, Derek, is what we’re going to continue to do to expand it, and that is we’re going to push the technical envelope in terms of what the system can do, where it’s applicable, how it can actually expand on what it’s good at, which is producing high flow shale wells in really tough situations, you know, lots of sand, lots of gas. These are areas and operating environments where ESPs are not comfortable, right, so we’ll continue to push that operating envelope every day through technology development, as well as through just good old trial and error with customers.

The customer base is sort of who you would expect, it’s the technology leaders in the U.S. onshore. We count among our customers the 60 largest and more financially secure Oil companies in the U.S., but we have over 300 customers as a Company, so we continue to go to the customers that are not users of HPGL and tell them the benefits of it specifically against ESPs.

Now, we’ve built a heck of a mousetrap, if you will, with an HPGL, but I want to be very clear that there’s a big market out there for ESPs where HPGL is not the right technical solution. We think that today we have pushed the envelope enough to where we can penetrate roughly 40% of the total available market for ESPs and HPGL. There’s going to be a sector of the market, Derek, where an ESP is always going to be the right solution, okay, conventional reservoirs, water floods, areas where you don’t have the flow rates that an HPGL requires to actually be deployed. We’re going to continue to look at that market, we’re going to continue to look at our solution and how we can expand it, and yes, get after it one customer at a time to try to have additional penetration.

Derek Podhaizer

Great, that’s good color. I appreciate that.

This question might be for Jon, but just wanted to talk about the free cash flow outlook, or maybe the moving pieces as we look into 2025. Obviously you said similar CapEx year-over-year, increase in working capital in the first half. Maybe if you can break it down how we should think about growth versus maintenance CapEx and then maybe the conversion rates from EBITDA down into free cash flow for 2025.

Jon Byers

Yes, so we’re not going to give any full-year guidance. I think everything is still in line with the expectations that we had laid out in the Road Show.

Derek Podhaizer

Got it, okay. Fair enough. I’ll turn it back. Thanks guys.

Operator

Thank you. Once again as a reminder, if you’d like to ask a question today, you may press star, one from your telephone keypad.

The next question comes from the line of Phillip Jungwirth with BMO Capital Markets. Please proceed with your questions.

Phillip Jungwirth

Yes, thanks. Good morning guys. Wondering if you could discuss the e-Grizzly unit which you called out in the press release, first electric multi-well high-pressure gas lift unit, and just what’s the opportunity set here and what are the benefits to customers from either an electric motor or multi-well model, which in this case it’s both?

Joe Bob Edwards

Yes, hey Phil, thanks for the question and good to hear from you.

You know this, but just to level-set for everybody, a compressor can be powered by either electricity or natural gas-fired engine, right, and we have a mix of both throughout our fleet. As we developed the high-pressure gas lift capability, we developed both the ability to deploy compression and our technique of high-pressure gas lift via either an electric motor or a natural gas engine.

The technique was developed for one well bore, okay, so one point of compression, one well bore—yes, one unit, one well bore. Over time through technology development, we learned how to use one point of compression to lift multiple well bores, and we first deployed that capability with a natural gas-fired engine and then over time developed the ability to provide that solution with an electric motor. It’s going to be fit for purpose for places where operators have embedded power infrastructure, they have the ability to actually utilize an electric fired compression unit, and we’re just in the early days of rolling that out and we’re getting good customer reception as we do so. But it’s going to be customer-by-customer based on power availability, and also obviously the size of the well pad that they’re bringing online.

Phillip Jungwirth

Okay, great. Then wondering if you could also talk through the Company’s vertically integrated manufacturing operation and supply chain logistics, and just how does this help you reduce execution risk and then anything to note in terms of inflationary pressures across the key components and how that’s managed?

Joe Bob Edwards

We manufacture all of our equipment in the United States. We really have four centers of excellence, Kilgore, Texas, El Reno, Oklahoma, Lafayette, Louisiana, and Houston, Texas, where we manufacture everything from down-hole components to surface equipment packages. The critical components that we have, Phillip, are sourced from domestic sources largely. Those domestic sources, of course, have their own supply chains, some of which have some international exposure; but as we think about tariff exposure, as we think about supply chain risk, we’ve all lived through situations where the risk on both of those are way higher, okay?

I think we have a little bit of an embedded benefit around two fronts: number one, we can ramp up and ramp down capital investment very quickly, based on the fact that we control it all in-house, okay? We estimate at any given time, we have about six months of capital at risk in our delivery schedule. Number two, we think that our competitors, where it’s a competitive technology or a similar technology sourced overseas, we think our competitors have more exposure on the tariff front, so we think that in a very dynamic market, we sit at a place that’s pretty comfortable and we like where we sit.

Phillip Jungwirth

Great, thanks guys.

Operator

Thank you. The next question is from the line of David Smith with Pickering Energy Partners. Please proceed with your questions.

David Smith

Hey, good morning, and thank you for taking my question.

Joe Bob Edwards

Hey David.

David Smith

A lot of good questions have been asked already, so I’ll go in a different direction. Given your history of successful M&A as well as the lower valuations we’re seeing across at least the public OFS space here to date, wanted to ask for any color on how you’re thinking about potential acquisition opportunities, or whether you’ve seen any meaningful changes in the asking levels across the private space.

Joe Bob Edwards

Yes, look, this business, I think is very well positioned to be a market leader in one market niche, which is the ability to handle production, the ability to sustain production, the ability to work with Oil and Gas companies to increase and maintain production with innovative technologies. Importantly, we don’t offer every unique technology to every Oil company on the planet, right, so there is a big world out there, David as you know, and we’re constantly on the lookout for innovative technologies, like-minded management teams that see the world the same way we do, customer-focused, technology-oriented businesses. M&A has always been part of our strategy. The business was really formed to be M&A and combining three companies that checked all those boxes that I just mentioned; and yes, we have an M&A pipeline, it will be part of our strategy.

As we said on our Road Show and I want to repeat now, we want to get through today. We want to get through the ability to report earnings, and certainly M&A will be part of a process. I also want to be real clear, though, we are fortunate to be traded at what I think is a very nice, attractive valuation level. It can never be high enough, and you’re right, you’ve alluded to it, David, the M&A markets are significantly below that. We are going to be very disciplined with capital, okay? We are a returns-oriented Management Team. Our Board incentivizes us and we’ve all built our careers around being good stewards of capital, so as I said on the road and I’ll say it again here, just because something is accretive to earnings doesn’t mean it’s accretive to returns, and we want to do returns-accretive M&A in areas that make sense. If we can find situations like that with like-minded management teams, we’re all in.

David Smith

Really appreciate that color. I guess the only related question I have is if you could please remind us on your comfort level around the leverage, particularly with that M&A question in mind.

Joe Bob Edwards

Yes, we really like where our balance sheet sits today. We’ve got plenty of availability. We also are not—we understand financial engineering and the ability to utilize leverage to drive returns, but none of us are excited to try out the limits of that. We are envious of other balance sheets that have less leverage than us, but we’re going to continue to be prudent, David. We’ve lived through enough of this industry to know that leverage can really get you into hot water, and none of us is looking forward to getting into that boat.

David Smith

Great, that’s all I had. Thank you.

Operator

Thank you. Once again as a reminder, you may press star, one to ask a question at this time. We’ll pause a moment to assemble the queue. Thank you.

Thank you. At this time, I’ll turn the floor back to Joe Bob Edwards for closing remarks.

Joe Bob Edwards

Excellent. Well, thank you all, appreciate you turning in. Look forward to seeing you all in the weeks to come. Appreciate it.

Operator

Thank you. This will conclude today’s teleconference. You may disconnect your lines at this time. Thank you for your participation.